EXHIBIT 99.1

[ASBURY LOGO]                                 INVESTOR CONTACT:  Stacey Yonkus
                                                             Asbury Automotive
                                                                  203-356-4424
                                                       INVESTOR@ASBURYAUTO.COM
                                                       -----------------------


                                                   MEDIA CONTACT:  David Shein
                                                             RFBinder Partners
                                                                  212-994-7514
                                                      DAVID.SHEIN@RFBINDER.COM
                                                      ------------------------


                 ASBURY INTENDS TO RESTRUCTURE ACQUISITION OF
                             BOB BAKER AUTO GROUP

STAMFORD, CT - DECEMBER 3, 2002 -- Asbury Automotive Group (NYSE: ABG), one of the largest automotive retailers and service companies in the U.S., today announced that it expects to restructure its previously announced acquisition of the Bob Baker Auto Group.

Following Asbury's recently announced agreement to acquire the Bob Baker Auto Group, Asbury requested franchise purchase approval from each relevant manufacturer. Ford Motor Company recently informed Asbury that it does not intend to approve Asbury's pending acquisition of the Bob Baker Ford franchise, contending that Asbury has not complied with its contractual agreement with Ford Motor Company.

Asbury disagrees with Ford's position, believing that Ford inappropriately declined approval of the Bob Baker Ford franchise acquisition based upon Ford's failure to comply with its agreement with Asbury, recently approved Ford acquisitions by Asbury, as well as Asbury's strong Ford store performance in 2002. Asbury further believes that Ford has been ambiguous with regard to when and how Ford would reconsider approval of Ford franchise acquisitions by Asbury.

Asbury has informed Mr. Robert H. Baker, founder and CEO of the Bob Baker Auto Group, who commented, "I believe that Ford's actions are a violation of my rights under California's franchise laws and intend to pursue legal remedies with California's New Motor Vehicle Board to effect a successful acquisition. I remain convinced that joining forces with Asbury is the best alternative for the Bob Baker Auto Group and its employees. I look forward to joining the Asbury family, and will work vigorously to finalize the entire transaction."

In addition, Asbury leaves open the possibility of seeking its own remedies with regard to Ford's actions.

Asbury's President and CEO, Mr. Kenneth B. Gilman, stated, "Ford's recent refusal to approve our acquisition of Bob Baker's Ford franchise does not, in our


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opinion, comply with the terms and conditions of Asbury's contract with
Ford Motor Company. In the spirit of Ford's recent announcement that dealer relations are a top priority of Ford, and in view of the fact that 2002 sales performance of Asbury's Ford stores has surpassed Ford's sales results, we expect to resolve this issue. We have always viewed Ford Motor Company as an important business partner, and our Ford Group stores will remain a significant component of our overall business."

Asbury plans to continue its efforts to close on the nine remaining franchises that comprise the Bob Baker Auto Group. Asbury has either received consent, or expects to receive consent from all manufacturers other than Ford that are involved with the pending acquisition. Asbury and Toyota Motor Sales, U.S.A., Inc. are engaged in continuing discussions about the terms and conditions necessary to obtain Toyota's approval of the Baker acquisition. However, because California law allows 60 days for a manufacturer to object to a sale of one of its franchises, Toyota has for the time being withheld its consent to Asbury's proposed acquisition of Bob Baker's Toyota and Lexus franchises. While no assurances can be given, Asbury expects to obtain Toyota's consent in a timely manner.

Asbury is negotiating an agreement with Bob Baker to restructure the acquisition agreement, so that the nine non-Ford franchises can be acquired. Baker's Ford franchise would be owned and operated by Bob Baker Auto Group until acquisition approval can be obtained. Asbury anticipates closing the Baker acquisition, as restructured, before April 30, 2003. There can be no assurance, however, that Asbury and the Bob Baker Auto Group will reach definitive agreement to restructure the Baker acquisition, or that Asbury will receive all of the remaining manufacturer consents, either of which would likely prevent consummation of the Baker acquisition.

ABOUT ASBURY AUTOMOTIVE GROUP

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2001 revenues of $4.3 billion. Built through a combination of organic growth and a series of strategic acquisitions over the past six years, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms operate 93 retail auto stores, encompassing 130 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading U.S. automotive public retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related


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financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans and projections regarding the Company's financial position, results of operations, market position, product development, pending acquisitions and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers, risks associated with the company's substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's registration statement on Form S-1 and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.


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